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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             DUCOMMUN INCORPORATED
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             (Exact name of registrant as specified in its charter)




              Delaware                                       95-0693330
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(State of Incorporation or organization)                  (I.R.S. Employer
                                                         Identification No.)



23301 South Wilmington Avenue, Carson, California               90745
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 (Address of Principal Executive offices)                     (Zip Code)


Securities to registered pursuant to Section 12(b) of the Act:

      Title of each class                         Name of each exchange on
      to be so registered                         which each class is to be registered
      -------------------                         ------------------------------------
      Common Stock, $.01 Par Value                New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
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                                (Title of Class)
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Item 1.      Description of Registrant's Securities to be Registered
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             The capital stock of Ducommun Incorporated (the "Company") to be registered for listing on the New York Stock Exchange is the Company's common stock, $.01 par value (the "Common Stock").

             The holders of shares of Common Stock are entitled to receive dividends declared by the Board of Directors from funds legally available therefor and in the event of liquidation to receive pro rata all assets remaining after payment of all other obligations. Each holder of shares of Common Stock is entitled to one vote for each share held and to cumulate votes for the election of directors. Directors serve for three-year terms, with approximately one-third of the directors being elected each year. Shareholders do not have preemptive rights. The outstanding shares of Common Stock are fully paid, nonassessable and not subject to redemption.

             The Company's Certificate of Incorporation and Bylaws contain certain provisions which could have the effect of delaying or preventing certain changes in control of the Company. These provisions include (i) a classified Board of Directors, pursuant to which the Board of Directors is divided into three classes, only one of which is subject to election each year, and (ii) a requirement of 75% shareholder approval for any merger, consolidation or sale of all or substantially all the Company's assets or business to any corporation which, with its affiliates, owns beneficially 10% or more of the Company's outstanding Common Stock.

Item 2.      Exhibits
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             1.  All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.



                                   SIGNATURE

             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               DUCOMMUN INCORPORATED



Dated:  October 30, 1996                  By:  /s/ James S. Heiser
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                                               James S. Heiser
                                               Vice President, Chief Financial
                                               Officer and General Counsel